FIRST AMENDMENT TO THE

EMPLOYMENT AGREEMENT

BETWEEN MICHAEL AHLIN AND

INCEPTION MINING INC.

This EMPLOYMENT AGREEMENT AMENDMENT (this "Amendment") of INCEPTION MINING INC., a Nevada corporation formerly known as GOLD AMERICAN MINING CORP. (the "Company"), is dated effective as of this 1st day of August, 2015, by and between the Company and Michael Ahlin (the "Executive").

By adopting this Amendment, the Executive and the Company wish to amend the original Employment Agreement (the "Employment Agreement") entered into on February 25, 2013. With the exception of Article 4, all other provisions of the Employment Agreement shall remain unchanged. The following amendments are hereby ratified by the Board of Directors of the Company in connection with an Agreement and Plan of Merger (the "Merger") that is being executed as of even date herewith and incorporated into the Employment Agreement:

Article 4 of the Employment Agreement shall be replaced in its entirety and amended to read:

4. **Compensation and Benefits.** During the Term, the Executive will receive the following compensation and benefits:

(a) **Base Salary.** Beginning on the date hereof, the Executive will receive salary at the rate of $120,000 annually (the " Base Salary ") payable monthly in arrears and in any event consistent with the Company's payroll policy and practices. Any deficiencies shall be carried on an accrual basis. In addition, the Base Salary of the Executive may from time to time be increased, but not decreased, by the Board, in its absolute discretion.

(b) **Bonus.** The Executive will also be eligible for annual bonuses with a target amount of 50% of his Base Salary (the " Bonus "). The actual amount of any Bonus may be more or less than such target and shall be determined by the Board based on the achievement of corporate and individual objectives determined by the Board on an annual basis, in its absolute discretion. Half (50%) of the Bonus may be paid, in the Company's discretion, in restricted common stock, par value $0.00001 per share, of the Company (" Common Stock "), at a price per share equal to the weighted average closing price per share of the Common Stock over the twenty most recent trading days on Over-the-Counter Bulletin Board (the "OTCBB") as reported by a reliable reporting service ("Reporting Service") as determined by the Company or, if the OTCBB is not the principal trading market for such security, the weighted average closing price per share of the Common Stock over the twenty most recent trading days on the principal securities exchange or trading market where such security is listed or traded. If the trading price cannot be calculated for such security on such date in the manner provided above, the trading price shall be the fair market value as determined by the Company. In the event the Company elects to pay all or any portion of such bonus in shares of Common Stock, the payment of such shares shall be deferred at the Executive's election by crediting such shares to a notional account with the Company and shall be distributed from such account upon the later of (i) the date designated (to the extent consistent with Section 409A of the Internal Revenue Code of 1986, as amended (the " Code ")) by the Executive with respect to such bonus or (ii) the earliest to occur of the 30 th day after the first anniversary of the date that annual bonuses are paid in cash or would have been paid

to the other members of management of the Company, or the Executive's death, disability or termination of employment.

(c) **Benefits.** The Executive will also be entitled to receive health, welfare and fringe benefits that are generally available to the Company's management employees in accordance with the then existing terms and conditions of the Company's policies. The Executive will be entitled to reimbursement of all reasonable expenses incurred by him in his performance of services on behalf of the Company hereunder, subject to the presentation of appropriate documentation and other reimbursement policies generally applicable to the Company's management employees. If such expenses are in an amount of more than $500.00 then a board member or an executive officer must approve such expenses in writing.

(d) **Withholding.** The Company will withhold from compensation payable hereunder all applicable federal, state and local withholding taxes.

5. Termination.

The engagement of the Executive under this Agreement may be terminated prior to the end of any Term upon Sixty (60) days written notice by either party. Upon the termination of the Executive's engagement hereunder, this Agreement shall terminate, the Term shall expire on such date and no further compensation shall be payable. If the executive is terminated for any reason , including a change of control, or if the executive resigns for Good Reason, and except for cases of criminal misconduct or fraud, he shall be entitled to 100% of all accrued salaries (Monies accrued during the threshold period), unpaid salaries, and accrued benefits.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

Michael Ahlin, Chief Executive Officer

INCEPTION MINING INC.

Trent D'Ambrosio, Chairman of the Board of Directors